UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

July 31, 2009

Date of Report (date of earliest event reported)

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33282	41-2047573
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

125 Constitution Drive

Menlo Park, California 94025-1118

(Address of principal executive offices)

(650) 475-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 5, 2009, consistent with the Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) of XTENT, Inc. (the “Company”), the Company notified The NASDAQ Stock Market, Inc. (“NASDAQ”) of its intent to delist its common stock (the “Common Stock”) from the NASDAQ Global Market. The Company currently anticipates that, on or about August 17, 2009, the Company will file with the Securities and Exchange Commission and NASDAQ a Form 25 relating to the delisting of the Common Stock. The Company expects that trading in the Common Stock will be permanently suspended by NASDAQ effective at the open of trading on August 17, 2009, with official delisting of the Common Stock effective 10 days thereafter, on or about August 27, 2009, at which time the Company’s transfer agent will close the Company’s stock transfer records and discontinue recording transfers of the Common Stock.

A copy of the press release issued by the Company relating to its anticipated delisting is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 5.02.Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2009, the Company entered into written agreements with its employees, including its President and Chief Executive Officer, Gregory D. Casciaro, pursuant to which the Company agrees to provide certain retention payments to the employees, provided their employment is not terminated for cause prior to a certain retention date.  The total amount of the retention payable to Mr. Casciaro is $94,650.  In addition, on July 31, 2009, the Company paid Mr. Casciaro the retention amount which was reported on the Form 8-K filed on January 27, 2009.

Item 8.01.Other Events.

On August 5, 2009, the Company filed its Certificate of Dissolution with the Secretary of State of the State of Delaware, which Certificate of Dissolution has a stated effective date and time of August 27, 2009 at 5:00 p.m. Eastern Time (the “Effective Date”). The Company will be formally dissolved on the Effective Date.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of XTENT, Inc. dated as of August 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTENT, INC.

Date: August 5, 2009	By:	/s/ Gregory D. Casciaro
Gregory D. Casciaro
President and Chief Executive Officer